Weyco Reports Record First Quarter Sales & Earnings

   MILWAUKEE, April 21 /PRNewswire-FirstCall/ --
Weyco Group, Inc. (Nasdaq: WEYS) today announced results for the quarter ended March 31, 2003. For the first quarter of 2003, Weyco earned a record $4,671,000 or $1.20 per diluted share, a 100% per share increase over the net earnings of $2,273,000 or $.60 per diluted share for the first quarter 2002. Net sales for the first quarter of 2003 were a record $60,380,000, up 69% from first quarter 2002 net sales of $35,722,000.
   The increases in the first quarter came from both the wholesale and retail divisions. Wholesale net sales for the first quarter were $54.7 million versus $34.6 million in the first quarter last year. Retail sales were $5.7 million this year compared with $1.1 million last year.
  The increases in net sales and earnings for the quarter are primarily due to the acquisition of the domestic wholesale business and twenty-three retail stores of Florsheim Group, Inc. on May 20, 2002. Net sales for the first quarter relating to Florsheim's wholesale and retail operations were $18.2 million and $4.9 million, respectively. The Company's Nunn Bush and Stacy Adams divisions also contributed to the increases with sales for the first quarter up 10% and 6%, respectively.
   Thomas W. Florsheim, Jr., CEO, stated, "Our record first quarter results reflect the positive contribution that the Florsheim acquisition continues to have on our sales and profitability. We are especially pleased that as we add additional sales with Florsheim we are also experiencing strong increases in both our Nunn Bush and Stacy Adams divisions."
   On April 1, 2003, the Company paid a regular quarterly dividend of $.13 per share to shareholders of record March 3, 2003.
   Weyco Group, Inc., headquartered in Milwaukee, WI, is engaged in the manufacture, purchase and distribution of men's footwear. The principal brands of shoes sold are Florsheim, Nunn Bush, Nunn Bush NXXT, Brass Boot, Stacy Adams, and SAO by Stacy Adams. The Company's products consist of quality leather dress and casual shoes.


                                          3 MONTHS ENDED MARCH 31
                                          2003             2002
    NET SALES                        $60,380,000      $35,722,000
    EARNINGS FROM OPERATIONS           7,737,000        3,290,000
    EARNINGS BEFORE INCOME TAXES       7,556,000        3,523,000
    INCOME TAXES                       2,885,000        1,250,000
    NET EARNINGS                       4,671,000        2,273,000
    DILUTED EARNINGS PER SHARE             $1.20            $0.60
    DILUTED WEIGHTED AVERAGE SHARES    3,895,893        3,797,013